Exhibit 99.1

Affiliate of Jefferson Energy Companies Agrees to Acquire Crude Oil Logistics Assets from USD Group

NEW YORK, September 28, 2026 (GLOBE NEWSWIRE) – FTAI Energy Partners LLC (“Jefferson” or the “Company”), a subsidiary of FTAI Infrastructure Inc. (NASDAQ: FIP), today announced that its subsidiary has entered into a definitive agreement to acquire the Port Arthur Terminal in Port Arthur, Texas, and a 50% interest in the Diluent Recovery Unit ("DRU") located in Hardisty, Alberta, from a subsidiary of USD Group LLC (“USDG”).  The total acquisition consideration is approximately $255 million in cash and will be financed by assuming existing indebtedness of the acquired business and with an acquisition debt facility secured by Jefferson and its subsidiaries. The Company expects the acquired assets to generate approximately $50 million of annual EBITDA over the next twelve months. Closing of the transaction is subject to the receipt of required regulatory approvals which are expected during the fourth quarter of 2026.

"The acquisition of USD’s assets is an ideal fit and highly accretive for our Jefferson segment, more than doubling Jefferson’s existing Adjusted EBITDA with contracted cash flow under a long-term agreement with minimum volume commitments from an investment grade counterparty. The transaction significantly de-leverages Jefferson’s balance sheet and, we believe, creates substantial incremental value at Jefferson” said Ken Nicholson, Chief Executive Officer of FTAI Infrastructure.

The acquired assets represent an integrated origin-to-destination logistics platform for the shipment of crude oil into the Beaumont refinery hub under a long-term, take-or-pay contract with a major energy exploration and production company. The Port Arthur Terminal is designed to handle approximately 50,000 barrels per day of crude oil arriving by rail which is further shipped to customers via an owned 12-mile, 24-inch diameter pipeline system connecting to P66’s Beaumont terminal for distribution to local refiners in Beaumont, Lake Charles and other key Gulf Coast markets.

Hank Alexander, CEO of Jefferson said, “Combining the USDG assets with our existing Jefferson terminals is a game-changer for our platform, adding a new long-term customer to our revenue base and providing multiple growth opportunities ahead. We look forward to working with USDG’s team of high quality professionals to continue to grow the acquired assets as well as our existing Jefferson business.”

Jefferson has obtained a commitment for acquisition financing which will enable it to fund the acquisition. In addition, the Company expects to evaluate combining the acquired assets with its existing subsidiary, Jefferson Bond Borrower LLC, which presently owns Jefferson’s main terminal business and a portion of the Jefferson South terminal, and funding the acquisition with the issuance of Additional Parity Bonds under the indenture for Jefferson Bond Borrower LLC.

Jefferies and Houlihan Lokey served as financial advisors to the Company and USDG, respectively. Barclays served as capital finance advisor to Jefferson in connection with arranging funding for the transaction. Vinson & Elkins LLP, Bennett Jones LLP and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisors to the Company, and Gibson, Dunn & Crutcher LLP acted as legal advisors to USDG.

About Jefferson Energy Companies

Jefferson is a midstream energy infrastructure company headquartered in Houston, Texas, with terminal operations at the Port of Beaumont, one of North America’s largest refining and petrochemical centers. Jefferson Energy’s multimodal terminal facilities provide transloading, storage, handling, blending, and related services for products including crude oil, refined products, and ammonia, with direct access to rail, highway, and marine transportation.

About FTAI Infrastructure Inc.

FTAI Infrastructure Inc. primarily invests in critical infrastructure with high barriers to entry across the rail, ports and terminals, and power and gas sectors that, on a combined basis, generate strong and stable cash flows with the potential for earnings growth and asset appreciation. FTAI Infrastructure is externally managed by an affiliate of Fortress Investment Group LLC, a leading, diversified global investment firm.

Non-GAAP Metrics

EBITDA is defined as net income (loss) attributable to stockholders, adjusted to exclude the impact of provision for (benefit from) income taxes, depreciation and amortization expense and interest expense.  Jefferson is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, interest expense, contractor costs and customer revenues.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the transaction, anticipated financing arrangements, projected EBITDA, future operating performance, expected strategic benefits, customer demand, market conditions and anticipated growth opportunities. These statements are based on management's current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the satisfaction of closing conditions, regulatory approvals, financing availability, market conditions, commodity price volatility, customer demand and other risks described in the filings of FTAI Infrastructure Inc. with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements except as required by law.

For further information please contact:
Alan Andreini
Investor Relations
FTAI Infrastructure Inc.
(646) 734-9414